UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NewLink Genetics Corporation
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On February 10, 2020 , NewLink Genetics Corporation (“NewLink” or the “Company”) filed a definitive proxy statement, as amended as of February 13, 2020 (the “Definitive Proxy Statement”), with the Securities and Exchange Commission (the “SEC”) with respect to the special meeting of NewLink’s stockholders scheduled to be held on March 17, 2020 in order to, among other things, obtain the stockholder approvals necessary to complete the planned merger of Lumos Pharma, Inc. (“Lumos”) with and into Cyclone Merger Sub, Inc., a wholly owned subsidiary of NewLink (“Merger Sub”), under an Agreement and Plan of Merger and Reorganization dated as of September 30, 2019, as amended (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Lumos, with Lumos continuing as a wholly owned subsidiary of NewLink and the surviving corporation of the merger (the “Merger”). Following the Merger, NewLink will change its name to “Lumos Pharma, Inc.” (the “combined company”) and Lumos will change to a name mutually agreed upon by the Company and Lumos.

Explanatory Note

Following the announcement of the Merger, the Company received a demand letter dated December 12, 2019 from a purported stockholder of the Company challenging the disclosures in the Definitive Proxy Statement (the “Demand Letter”).  While the Company believes that the disclosures set forth in the Definitive Proxy Statement comply fully with all applicable law and denies the allegations in the Demand Letter, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement with the supplemental disclosures set forth below (the “Demand Letter Supplemental Disclosures”).

In addition, we are providing certain supplemental disclosures for the section entitled “Interests of NewLink’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 71 of the Definitive Proxy Statement to (i) reflect the Company’s recent approval of an increase in 2019 bonus targets for certain named executive officers, (ii) to reflect the portion of the named executive officers’ 2019 bonuses that will become payable as a result of the closing of the Merger, and (iii) correct a severance payment amount (the “Golden Parachute Supplemental Disclosures” and, together with the Demand Letter Supplemental Disclosures, the “Supplemental Disclosures”).

Nothing in this Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. The Company specifically denies all allegations in the Demand Letter described above that any additional disclosure was or is required or material.

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

The following disclosure is an additional paragraph that is inserted between the third and fourth full paragraphs on page 61 of the Definitive Proxy Statement:

On August 10, 2018, NewLink and Party A executed a confidentiality agreement that did not contain a standstill provision. NewLink and Party A subsequently amended the confidentiality agreement on December 6, 2018, such amendment did not contain a standstill provision.

The fourth full paragraph on page 61 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

Between August 2018 and November 2018, NewLink and Lumos continued negotiations with respect to a potential business combination between the parties. On October 20, 2018, Lumos sent NewLink a draft non-binding letter of intent contemplating that Lumos equityholders would exchange their Lumos equity for shares of the combined company at an exchange ratio that would result in Lumos equityholders owning 56% of the combined company post-Merger, with such exchange ratio subject to adjustment if NewLink’s cash position at closing was greater than $122 million or less than $112 million. The letter also contemplated that if NewLink or Lumos breached the exclusivity provisions of the definitive merger agreement or provided notice of termination to the other party for any reason that the breaching or terminating party would be required to pay the other party $4 million, and such termination fee would not be an exclusive remedy to the parties. The letter also provided that NewLink and Lumos would together determine the composition of the combined company’s senior management team. On November 7, 2018, NewLink responded to Lumos’ draft by proposing that Lumos equityholders would be issued shares of the combined company at an exchange ratio that would result in Lumos equityholders holding 50% of the combined company post-Merger, without an adjustment for NewLink’s cash position at closing, and a termination fee limited to the anticipated transaction costs of the parties payable under limited circumstances, with such termination fee serving as the exclusive remedy to the parties.

The last paragraph on page 61 and continuing onto page 62 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

Throughout the fourth quarter of 2018, executive management and senior leadership from Party A and NewLink met face-to-face and via teleconferences to discuss clinical priorities of the respective companies, analyze one another’s research and development pipelines, and begin due diligence efforts. Also, during November and December 2018, the NewLink Board held multiple meetings with management and representatives of Cooley to discuss a potential business combination with Party A. These meetings and teleconferences culminated in a non-binding letter of interest executed by Party A and NewLink on December 20, 2018 that included a mutual exclusivity provision expiring on the earliest of February 28, 2019, written notification by one party to the other party that there was no longer an interest in a transaction between the parties and such later date as the parties would agree in writing. The letter contemplated that Party A equityholders would exchange their Party A equity for shares of the combined company at an exchange ratio that would result in Party A equityholders owning 50% of the combined company post-Merger with such percentage to be on a post-issuance basis.

The fifth full paragraph on page 62 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

On March 29, 2019, Party A responded to the initial draft of the share purchase agreement. Given the significant differences between Party A’s revision to the draft share purchase agreement and the terms set forth in the initial letter of intent, the parties negotiated and entered into a new, non-binding letter of interest dated April 9, 2019 that included a mutual exclusivity provision expiring on the earliest of May 10, 2019, written notification by one party to the other party that there was no longer an interest in a transaction between the parties and such later date as the parties would agree in writing. The letter contemplated that Party A equityholders would exchange their Party A equity for shares of the combined company at an exchange ratio that would result in Party A equityholders owning 50% of the combined company post-Merger with such percentage to be on a post-issuance basis.  The letter also provided that Party A could instead elect to have 1% of the Merger consideration paid in cash by NewLink for tax purposes.

The ninth full paragraph on page 62 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

On July 9, 2019, Lumos provided NewLink with an updated draft of the letter of intent. The letter proposed a 50/50 equity split of the combined company between pre-Merger NewLink and Lumos equityholders and a termination fee payable under specified circumstances of $4 million. The letter contemplated that the board of directors of the combined company would be composed of two to three individuals from each of the NewLink Board and Lumos Board and one to two individuals mutually agreed upon by both companies. The letter also provided that NewLink and Lumos would together determine the composition of the combined company’s senior management team.

The fourth paragraph on page 63 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

On July 26, 2019, the two parties executed the letter of intent for the Merger that was presented to the NewLink Board on July 25, 2019, which also included a mutual exclusivity provision providing for an exclusivity period of 45 days. The letter contemplated that the board of directors of the combined company would be composed of three individuals from each of the NewLink Board and Lumos Board and one individual mutually agreed upon by both companies. The letter also provided that NewLink and Lumos would together determine the composition of the combined company’s senior management team.

The section of the Definitive Proxy Statement entitled “Interests of NewLink’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 71 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

Golden Parachute Compensation

The information set forth in this section is intended to comply with Item 402(t) of Regulation S-K regarding the compensation for NewLink’s named executive officers based on the Merger. The compensation information for Dr. Charles Link and Dr. Nicholas Vahanian is not included in the table below as they have both left their positions at the Company and their benefits granted under their respective separation and transition agreements were not contingent upon or in connection with the Merger. See “—Executive Officer Transitions.”

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger. For purposes of calculating such amounts, the following assumptions were used:

•     the assumed date of the Effective Time is December 31, 2019;

•     the value of a share of NewLink’s common stock is assumed to be $1.218, which is the average closing price per share of NewLink’s common stock over the five business days following the first public announcement of the Merger on September 30, 2019; and

•     the employment of each named executive officer of NewLink is terminated by NewLink without “Cause” or by the named executive officer for “Good Reason” in connection with the Merger.

The amounts below do not reflect certain compensation actions that may occur before the Effective Time. The actual amounts payable to NewLink’s named executive officers currently in office, if any, will depend on whether the named executive officer incurs a qualifying termination, the date of termination of the named executive officer’s employment, the closing date of the Merger, the value of NewLink’s common stock on the termination date, the manner of termination, and the terms of the plans or agreements in effect at such time.

Name	Cash(1)	Equity(2)	Perquisites/ benefits(3)	Total
Carl W. Langren	$844,950	$957	$19,750	$865,658
Eugene P. Kennedy, M.D.	700,400	1,346	—	701,746
Bradley J. Powers	552,000	—	19,591	571,591

(1)
The amounts in this column represent (i) the cash severance amounts to which the named executive officers would be entitled in severance under their respective employment agreements, assuming a qualifying termination following a Change in Control and (ii) the portion of the named executive officers’ 2019 annual bonuses that would become payable to the named executive officers as a result of the closing of the Merger.

Name	Base Salary Cash Severance Payments ($)	Annual Bonus Severance Payment at Target ($)
Carl W. Langren	555,750.00	215,100.00
Eugene P. Kennedy, M.D.	437,750.00	175,100.00
Bradley J. Powers	345,000.00	138,000.00

The cash severance payments are “double trigger” benefits contingent upon a qualifying termination of employment within one month before or 13 months following a Change in Control. Pursuant to his employment agreement, upon a qualifying termination of employment within one month before or 13 months following a change of control, Mr. Langren would be entitled to a lump sum cash severance equal to his then-current base salary for 18 months and a lump sum payment of an amount equal to the most recent bonus paid to Mr. Langren multiplied by 1.5. He would also be entitled to COBRA health coverage at NewLink’s expense for up to 18 months and 100% accelerated vesting and a 24-month extension of the exercise period of his outstanding equity awards. Pursuant to their respective Employment Agreements, upon a qualifying termination of employment within one month before or 13 months following a Change in Control, the named executive officers (other than Mr. Langren) will be entitled to cash severance, payable in a lump sum, in an amount equal to 12 months of such executive’s then-current base salary and 100% of such executive’s target bonus. In February 2020, the target bonus for Mr. Powers was increased from 30% to 40% of his base salary, consistent with the other named executive officers who are members of the Office of Chief Executive Officer. The executives would also be entitled to reimbursement of COBRA for up to 12 months and 100% accelerated vesting and a 24-month extension of the exercise period of their outstanding equity awards. The foregoing severance amounts are payable subject to such named executive officer’s execution and non-revocation of a release of claims and continued compliance with covenants of NewLink’s proprietary information and inventions agreement.

Name	Transaction Bonus ($)
Carl W. Langren	74,100.00
Eugene P. Kennedy, M.D.	87,550.00
Bradley J. Powers	69,000.00

The transaction bonuses represent the portion of the named executive officers’ 2019 annual bonuses payable upon achievement of corporate goals established in 2019 relating to the completion of a transformative transaction for NewLink intended to provide value creation opportunity for NewLink’s stockholders.

(2)
The amounts in this column represent the value of unvested RSU awards and in the money options, in each case, vesting or accelerating. These are “double-trigger” benefits, which would accelerate upon a qualifying termination of the named executive officer during the one month prior or 13-month period following the Effective Date.

(3)
The amounts in the table include the estimated value of continued health benefits under COBRA for up to 18 months for Mr. Langren and continued health plan participation for up to 12 months for the other executive officers, which, in each case, are “double-trigger” benefits payable following a qualifying termination under each executive officer’s respective employment agreement.

The third paragraph on page 75 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

Stifel has acted as financial advisor to NewLink in connection with the Merger and will receive an advisory fee for its services, a substantial portion of which is contingent upon the completion of the Merger. Stifel has also acted as a financial advisor to the NewLink Board and will receive a fee upon the delivery of this Opinion, which is not contingent upon consummation of the Merger, but which is creditable against any advisory fee. Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, NewLink has agreed to reimburse certain of Stifel’s expenses and indemnify Stifel for certain liabilities arising out of Stifel’s engagement. In October 2017, Stifel acted as joint book-running manager for NewLink’s offering of 5,750,000 shares of common stock for which Stifel was paid aggregate fees of $1.2 million. Other than this offering, there are no material relationships that existed during the two years prior to the date of Stifel’s Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to NewLink or its affiliates (including Lumos) in the future, for which Stifel would seek customary compensation.

The first paragraph under the sub-heading “Discounted Cash Flow Analysis” on page 80 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

“Stifel used the Lumos Projections, as provided by NewLink management, to perform a discounted cash flow analysis of Lumos on a stand-alone basis. Stifel calculated the terminal value of the projected unlevered free cash flow by applying a range of perpetuity growth rates of (90.0%) to (70.0%) in 2036 to reflect patent expiry and entry of generics that would materially adversely impact sales and profitability, as instructed by NewLink management and based on Stifel’s professional judgement. Stifel then discounted these cash flows to present values using discount ranges from 13.5% to 15.5%, based on Lumos’ weighted average cost of capital, considering Lumos’ company- specific circumstances and Stifel’s business and industry knowledge. This analysis yielded a range of enterprise values for Lumos from which Stifel calculated a range of implied equity values for Lumos by adding to such enterprise values Lumos’ net cash of approximately $5.2 million, which Stifel defined as estimated cash and cash equivalents less total debt at the closing of the Merger, as provided by NewLink management. This analysis resulted in the following range of implied equity values for Lumos:”

The table under the sub-heading “Lumos Projections” on page 83 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

	For the Fiscal Year Ended December 31, ($ in millions)

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E

Total Revenue	—	—	—	—	—	—	$8.1	$21.0	$34.9	$101.0	$171.1	$245.3	$257.5	$265.8	$274.3	$283.2	$292.5

EBITDA	$(13.5)	$(15.6)	$(10.0)	$(13.6)	$(17.9)	$(7.5)	$(12.9)	$1.5	$14.7	$70.1	$130.5	$194.4	$204.2	$210.5	$217.1	$223.8	$230.8
Depreciation & Amortization	—	—	—	—	—	—	$(0.0)	$(0.0)	$(0.1)	$(0.2)	$(0.3)	$(0.6)	$(0.8)	$(1.0)	$(1.2)	$(1.3)	$(1.4)
Taxes(1)	—	—	—	—	—	—	—	$(0.1)	$(0.7)	$(3.5)	$(26.9)	$(48.5)	$(50.9)	$(52.4)	$(54.0)	$(55.6)	$(57.4)
Unlevered Net Income	$(13.5)	$(15.6)	$(10.0)	$(13.6)	$(17.9)	$(7.5)	$(12.9)	$1.4	$13.9	$66.4	$103.2	$145.4	$152.6	$157.1	$161.9	$166.9	$172.1
Depreciation & Amortization	—	—	—	—	—	—	$0.0	$0.0	$0.1	$0.2	$0.3	$0.6	$0.8	$1.0	$1.2	$1.3	$1.4
Change in Working Capital	—	—	—	—	—	—	$(2.0)	$(3.2)	$(3.4)	$(16.3)	$(17.3)	$(18.3)	$(3.0)	$(2.0)	$(2.1)	$(2.2)	$(2.3)
Capital Expenditures	—	—	—	—	—	—	$(0.0)	$(0.1)	$(0.2)	$(0.5)	$(0.9)	$(1.2)	$(1.3)	$(1.3)	$(1.4)	$(1.4)	$(1.5)
Unlevered Free Cash Flow	$(13.5)	$(15.6)	$(10.0)	$(13.6)	$(17.9)	$(7.5)	$(15.0)	$(1.9)	$10.4	$49.8	$85.4	$126.4	$149.1	$154.8	$159.6	$164.6	$169.7

(1) Assumes NOLs accumulated during the projection period off-set future taxes paid.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the proposed Merger, NewLink filed the Definitive Proxy Statement with the SEC on February 10, 2020 and amended on February 13, 2020. The Definitive Proxy Statement was first mailed on or about February 10, 2020 to the Company’s stockholders of record as of the close of business on February 7, 2020. Stockholders of NewLink are urged to read these materials carefully because they contain important information about NewLink, Lumos, and the proposed Merger and related transactions. The Definitive Proxy Statement and any amendments or supplements thereto (when such amendments or supplements become available) and other documents filed by NewLink with the SEC may be obtained free of charge through the SEC website at www.sec.gov. They may also be obtained free of charge either on NewLink’s website by contacting the Corporate Secretary by written request to NewLink Genetics Corporation, 2503 South Loop Drive, Ames, Iowa 50010 or by phone at (515) 598-2561.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under or applicable exemption from the securities laws of any such jurisdiction.

PARTICIPANTS IN THE SOLICITATION

NewLink and its directors and executive officers and Lumos and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of NewLink in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the Merger are included in the Definitive Proxy Statement referred to above. Additional information regarding the directors and executive officers of NewLink is also included in NewLink’s Annual Report on Form 10-K for the year ended December 31, 2019 and the proxy statement for NewLink’s 2019 Annual Meeting of Stockholders. These documents are available free of charge at the SEC web site (www.sec.gov) and from NewLink at the address described above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This communication includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act of 1933, as amended, Section 21E of the United States Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which are referred to as the safe harbor provisions with respect to the businesses, strategies and plans of us, our expectations relating to the Merger and the combined company’s future financial condition and performance. Statements included in or incorporated by reference into this proxy statement that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of the management of each of NewLink and Lumos. Words such as “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions.

We caution investors that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are outside our control, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this proxy statement. Investors are cautioned not to place undue reliance on these forward-looking statements.

These forward-looking statements include, among others, statements about the expected completion and timing of the Merger and other information relating to the Merger and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including (i) the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the NewLink’s business and the price of the common stock of NewLink, (ii) the failure to satisfy the conditions to the consummation of the Merger, including approval of the issuance of shares of NewLink common stock in the Merger or the contemplated reverse stock split, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the risk that the Merger Agreement may be terminated in circumstances that require NewLink to pay a termination fee to Lumos; (v) risks related to the ability to realize the anticipated benefits of the Merger, including the risk that the businesses will not be integrated successfully, (vi) the effect of the announcement or pendency of the Merger on NewLink’s business relationships, operating results and business generally, (vii) risks that the proposed Merger disrupts current plans and operations, (viii) risks related to diverting management’s attention from NewLink’s ongoing business operations, (ix) other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, and changes in tax and other laws, regulations, rates and policies, (x) the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data, (xi) the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; (xii) risks related to cost reduction efforts; and (xiii) the outcome of any legal proceedings that may be instituted against NewLink related to the Merger Agreement or the Merger. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are discussed in “Risk Factors” and elsewhere in NewLink Genetics’ Definitive Proxy Statement Filed on February 13, 2020, Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC. The forward-looking statements in this report represent NewLink’s views as of the date of this report. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink’s views as of any date subsequent to the date of this report.